                                                                      Exhibit 23
                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Safeguard Scientifics, Inc.

We consent to the incorporation by reference in the Registration Statements (nos. 2-72362, 33-48462, and 333-69246) on Form S-8 of Safeguard Scientifics, Inc. of our report dated June 19, 2003 relating to the statements of net assets available for plan benefits of Safeguard Scientifics, Inc. Retirement Plan as of December 31, 2002 and 2001 and the statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2002 which report is included in the annual report on Form 11-K of Safeguard Scientifics, Inc. Retirement Plan for the year ended December 31, 2002.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 26, 2003